THERMOGENESIS REPORTS 15 PERCENT INCREASE
IN FIRST QUARTER REVENUES; IMPROVED BOTTOM LINE

RANCHO CORDOVA, CA (November 5, 2009)—ThermoGenesis Corp. (NASDAQ: KOOL), a leading supplier of innovative products for processing and storing adult stem cells, today reported results for the first quarter of fiscal 2010.

For the quarter ended September 30, 2009, the Company reported revenues of $5.2 million, a 15 percent increase over revenues of $4.5 million in the first quarter a year ago. The Company said the key contributors to the growth in revenues included an increase of approximately $0.5 million, or 40%, in sales of AXP™ AutoXpress™ (AXP™) disposables over the prior year quarter and new product sales of the MarrowXpress™ (MXP™) and Res-Q™60 BMC (Res-Q) Systems.

Total disposable revenues in the first quarter of fiscal 2010 increased over 40% to $3.0 million versus $2.1 million in the first quarter of fiscal 2009.

The Company reported an 18% reduction in its net loss to $2.2 million, or $0.04 per share, in the first quarter of fiscal 2010, versus a net loss of $2.7 million, or $0.05 per share, in the same period of fiscal 2009. ThermoGenesis ended the first quarter of fiscal 2010 with $13.1 million in cash and short-term investments, compared with $15.6 million at the end of fiscal 2009.

“We are pleased with the direction of the leading indicators of our quarterly performance, including revenue growth, an improved bottom line and the success of our new products, the MXP and Res-Q Systems, in generating promising new revenues,” noted J. Melville Engle, Chief Executive Officer of ThermoGenesis. “We are now on track to turning this business around and I remain optimistic we will achieve break even in the third quarter and profitability in the fourth quarter of fiscal 2010.”

“We are particularly encouraged by the initial market experience of the MXP and Res-Q as they have been able to deliver high stem cell yields on a consistent basis. In addition, we have continued to enhance our quality control efforts and strengthen the management team. Our most recent additions include Jorge Artiles as Vice President, Chief Quality and Regulatory Affairs Officer, and Hal Baker as Vice President Commercial Operations. Both of these executives bring extensive major company experience and significant expertise to ThermoGenesis and will play important roles in our product quality and market expansion initiatives,” he added.

Company’s Conference Call and Webcast
Management will host a conference call today at 2:00 PM Pacific (5:00 PM Eastern) to review the fiscal first quarter financial results.

The call can be accessed by dialing 1-800-860-2442 within the U.S. or 1-412-858-4600 outside the U.S. and referencing, “ThermoGenesis.” Mr. J. Melville Engle, Chief Executive Officer and Mr. Matthew T. Plavan, Executive Vice President, Chief Operating Officer and Chief Financial Officer will host the call to discuss the first quarter results and other corporate events, followed by a Q&A session. Participants are asked to call the assigned number approximately 5 minutes before the conference call begins.

To listen to the audio webcast of the call during or after the event, please visit: http://www.thermogenesis.com/investors-webcasts-and-calls.aspx.

Replay
A replay of the conference call will be available two hours after the call for the following five business days by dialing 1-877-344-7529 within the U.S. or 1-412-317-0088 outside the U.S. and entering the following account number when prompted ‘385107’.

Financial Statements

ThermoGenesis Corp.
Condensed Consolidated Balance Sheets (Unaudited)
	September 30,	June 30,
	2009	2009
ASSETS
Current assets:
Cash and cash equivalents	$2,743,000	$6,655,000
Short term investments	10,377,000	8,976,000
Accounts receivable, net	4,463,000	4,235,000
Inventories	5,290,000	5,233,000
Other current assets	403,000	662,000

Total current assets	23,276,000	25,761,000
Equipment, net	1,903,000	1,784,000
Other assets	108,000	110,000

	$25,287,000	$27,655,000

Current liabilities:
Accounts payable	$1,567,000	$1,781,000
Other current liabilities	3,075,000	3,057,000

Total current liabilities	4,642,000	4,838,000
Long-term liabilities	218,000	363,000
Stockholders’ equity	20,427,000	22,454,000

	$25,287,000	$27,655,000

ThermoGenesis Corp.
Condensed Consolidated Statements of Operations (Unaudited)

	Three Months Ended
	September 30,
	2009	2008
Product and other revenues	$5,193,000	$4,502,000
Cost of product and other revenues	3,636,000	3,222,000

Gross profit	1,557,000	1,280,000

Expenses:
Selling, general and administrative	2,163,000	2,447,000
Research and development	1,594,000	1,600,000

Total operating expenses	3,757,000	4,047,000
Interest and other income, net	11,000	88,000

Net loss	($2,189,000)	($2,679,000)

Per share data:
Basic and diluted net loss per common share	($0.04)	($0.05)

Shares used in computing per share data	56,092,960	56,027,960

ThermoGenesis Corp.
Condensed Consolidated Statements of Cash Flows (Unaudited)

	Three Months Ended,
	September 30,
	2009	2008
Cash flows from operating activities:
Net loss	($2,189,000)	($2,679,000)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	111,000	120,000
Stock based compensation expense	162,000	123,000
Loss on impairment of equipment	26,000	—
Accretion of discount on short-term investments	(1,000)	(76,000)
Net change in operating assets and liabilities:
Accounts receivable, net	(228,000)	1,800,000
Inventories	(57,000)	(856,000)
Prepaid expenses and other current assets	259,000	1,000
Other assets	2,000	6,000
Accounts payable	(214,000)	(1,555,000)
Accrued payroll and related expenses	(209,000)	(149,000)
Deferred revenue	(154,000)	(240,000)
Other current liabilities	237,000	569,000

Net cash used in operating activities	(2,255,000)	(2,936,000)

Cash flows from investing activities:
Capital expenditures	(256,000)	(105,000)
Purchase of investments	(1,499,000)	(3,982,000)
Maturities of investments	99,000	9,000,000

Net cash (used in) provided by investing activities	(1,656,000)	4,913,000

Cash flows from financing activities:
Payments on capital lease obligations	(1,000)	(3,000)

Net cash used in financing activities	(1,000)	(3,000)

Net (decrease) increase in cash and cash equivalents	(3,912,000)	1,974,000
Cash and cash equivalents at beginning of period	6,655,000	4,384,000

Cash and cash equivalents at end of period	$2,743,000	$6,358,000

About ThermoGenesis Corp.
ThermoGenesis Corp. (www.thermogenesis.com) is a leader in developing and manufacturing automated blood processing systems and disposable products that enable the manufacture, preservation and delivery of cell and tissue therapy products. These products include:

•	The BioArchive® System, an automated cryogenic device, is used by cord blood stem cell banks in more than 25 countries for cryopreserving and archiving cord blood stem cell units for transplant.

•	AXP® AutoXpress™ Platform (AXP), a proprietary family of automated devices that includes the AXP and the MXP™ MarrowXpress™ and companion sterile blood processing disposables for harvesting stem cells in closed systems. The AXP device is used for the processing of cord blood. GE Healthcare is the exclusive global distribution partner for the AXP cord blood product except for Central and South America, China (except Hong Kong), Russia/CIS and Japan, where ThermoGenesis markets through independent distributors. The MXP is used for isolating stem cells from bone marrow.

•	The Res-Q™ 60 BMC (Res-Q), a point of care system that is designed for bone marrow stem cell processing. This product was launched in July 2009.

•	The CryoSeal® FS System, an automated device and companion sterile blood processing disposable, is used to prepare fibrin sealants from plasma in about an hour. The CryoSeal FS System is approved in the U.S. for liver resection surgeries. The CryoSeal FS System has received the CE-Mark which allows sales of the product throughout the European community. Asahi Medical is the exclusive distributor for the CryoSeal System in Japan and the Company markets through independent distributors in Europe and South America.

This press release contains forward-looking statements, and such statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.
These statements involve risks and uncertainties that could cause actual outcomes to differ materially from those contemplated by the forward-looking statements. Several factors, including timing of FDA approvals, changes in customer forecasts, our failure to meet customers’ purchase order and quality requirements, supply shortages, production delays, changes in the markets for customers’ products, introduction timing and acceptance of our new products scheduled for fiscal years 2010, and introduction of competitive products and other factors beyond our control, could result in a materially different revenue outcome and/or in our failure to achieve the revenue levels we expect for fiscal 2010. A more complete description of these and other risks that could cause actual events to differ from the outcomes predicted by our forward-looking statements is set forth under the caption “Risk Factors” in our annual report on Form 10-K and other reports we file with the Securities and Exchange Commission from time to time, and you should consider each of those factors when evaluating the forward-looking statements.

ThermoGenesis Corp.
Web site: http://www.thermogenesis.com
Contact: Investor Relations
+1-916-858-5107, or
ir@thermogenesis.com